April 20, 2012

Northern Lights Variable Trust

450 Wireless Blvd.

Hauppauge, NY 11788

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 56  to the Registration Statement, File Nos. 333-131820 and 81121853 (the “Registration Statement”), of Northern Lights Variable Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 56 is effective for purposes of applicable federal and state securities laws, the shares of the funds listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal securities law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction.  We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 56  to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

JMS/MVW

619461.11

EXHIBIT A

1.

7Twelve Balanced Portfolio

2.

Adaptive Allocation Portfolio

3.

Astor Long/Short ETF Portfolio

4.

Avant Gold Bullion Strategy VP Fund

5.

BCM Decathlon Aggressive Portfolio

6.

BCM Decathlon Conservative Portfolio

7.

BCM Decathlon Moderate Portfolio

8.

Changing Parameters Portfolio

9.

JNF Balanced Portfolio

10.

JNF Equity Portfolio

11.

JNF Money Market Portfolio

12.

Mariner Hyman Beck Portfolio

13.

Power Income VIT Fund

14.

TOPSTM Capital Preservation ETF Portfolio

15.

TOPSTM Balanced ETF Portfolio

16.

TOPSTM Moderate Growth ETF Portfolio

17.

TOPSTM Growth ETF Portfolio

18.

TOPSTM Aggressive Growth ETF Portfolio

19.

TOPSTM Protected Balanced ETF Portfolio

20.

TOPSTM Protected Moderate Growth ETF Portfolio

21.

TOPSTM Protected Growth ETF Portfolio